Elanco
A Division of Eli Lilly and Company
Greenfield, IN 46140
U.S.A.
www.elanco.com

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: April 22, 2014

Refer to:
(317) 276-5795 - Mark E. Taylor (Media - Lilly)
(317) 276-4076 - Colleen Parr Dekker (Media - Elanco)
(317) 655-6874 - Philip Johnson (Investors)

Lilly Announces Agreement to Acquire Novartis Animal Health

•	$5.4 billion deal creates world's second-largest animal health company.

•	Combination will increase Elanco's product portfolio, expand its global commercial presence, and enhance manufacturing and R&D capabilities.

•	Combined organization is committed to leading the animal health industry in delivering innovation and customer value.

•	Lilly to host investor call at 10:15 a.m. EDT today.

Eli Lilly and Company (NYSE: LLY) today announced an agreement to acquire Novartis Animal Health for approximately $5.4 billion in an all-cash transaction that will strengthen and diversify Lilly's own animal health business, Elanco. Upon completion of the acquisition, Elanco will be the second-largest animal health company in terms of global revenue, will solidify its number two ranking in the U.S., and improve its position in Europe and the rest of the world.
With a presence in approximately 40 countries and 2013 revenue of approximately $1.1 billion, Novartis Animal Health is focused on developing better ways to prevent and treat diseases in pets, farm animals and farmed fish. Lilly will acquire Novartis Animal Health's nine manufacturing sites, six dedicated research and development facilities, a global commercial infrastructure with a portfolio of approximately 600 products, a robust pipeline with more than 40 projects in development, and an experienced team of more than 3,000 employees.

Deal Terms
Under the terms of the agreement, Lilly will acquire all assets of Novartis Animal Health for a total purchase price of approximately $5.4 billion, including anticipated tax benefits. Lilly plans to fund this acquisition with approximately$3.4 billion of cash-on-hand and $2.0 billion in debt to be issued. No other financial terms of the transaction are being disclosed. The transaction is expected to close by the end of the first quarter of 2015, subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, similar requirements outside the U.S., and other customary closing conditions. The transaction is not subject to any financing conditions.

Financial Expectations
By improving efficiencies and reducing costs across both Elanco and Novartis Animal Health, Lilly expects to achieve estimated cost savings of approximately $200 million per year within three years of deal closing, equating to more than 10 percent of operating expenses from the combined animal health businesses. Excluding the amortization of intangibles, Lilly expects the combined entity to achieve EBIT as a percent of revenue in the mid-20 percent range by 2018. The company expects the transaction to be accretive to earnings on a cash basis beginning in 2016, excluding integration costs. The timing of accretion on a GAAP basis is dependent upon final purchase accounting. The acquisition is not expected to change the company's dividend policy or current share repurchase program.

John C. Lechleiter, Ph.D., Lilly's chairman, president and chief executive officer said that the acquisition of Novartis Animal Health validates Lilly's commitment to Elanco as a key component of Lilly's business going forward.

"Animal health continues to represent an attractive growth opportunity for Lilly. We intend to keep Elanco and to take advantage of the substantial synergies between our animal health and human health businesses," noted Lechleiter. "Significant investments in our animal health business in recent years have enabled Elanco to double its revenue since 2008, leading the industry in growth. Global trends suggest continued sustained demand for animal health products in the years ahead. Through this acquisition, which moves Elanco to top-tier in the industry, we intend to create value for our shareholders by adding to our promising pipeline of innovative animal health assets, increasing sales through a larger commercial footprint, and improving efficiencies and lowering costs."

Benefits of the Transaction
The acquisition will greatly expand and complement Elanco's product portfolio, R&D and manufacturing capabilities, and commercial presence in key geographies. In particular, it provides Elanco with a greater commercial presence in the companion animal and swine markets, expands Elanco's presence in the equine and vaccines areas, and creates an entry into the aquaculture market.

"This deal creates a global animal health leader able to deliver even more innovation and value to our customers," said Jeff Simmons, senior vice president of Eli Lilly and Company and president of Elanco Animal Health.  "Combining these two great companies will enable us to provide more diversified brands, reach more market segments, expand our global footprint, and strengthen our pipeline, capabilities and expertise.  Best of all, it will enable Elanco to better fulfill our important mission of enriching people's lives through safe, nutritious, affordable food and healthier pets.  And that directly supports Lilly's mission to make life better for people around the world."

"Lilly emerged from our competitive process as the clear best buyer for Novartis Animal Health and a good home for our employees," said Joseph Jimenez, CEO of Novartis. "We look forward to a smooth transition of the business over the next several quarters."

Advisors
BofA Merrill Lynch is acting as financial advisor to Lilly and Weil, Gotshal & Manges LLP is acting as legal counsel to Lilly. Goldman Sachs is acting as financial advisor to Novartis and Freshfields Bruckhaus Deringer is acting as Novartis' legal counsel.
Conference Call and Webcast
Lilly will conduct a conference call with the investment community and media today at 10:15 a.m. EDT to discuss today's announcement.  Investors, media and the general public can access a live webcast of the conference call through a link that will be posted on the investor section of Lilly's website at www.lilly.com.  The webcast of the conference call will be available for replay via the website.

About Novartis Animal Health
The innovative, high-quality medicines of Novartis Animal Health contribute to the quality of life, health and welfare of animals around the world. For pets, their products are effective aids to treat some internal and external parasites, prevent heartworm and flea infestations and treat ailments such as arthritic pain and kidney, heart and allergic diseases. For farm animals, they offer therapeutic products to treat parasitic and bacterial diseases and are also continually developing new vaccines to prevent diseases in livestock and farmed fish. Specific needs of food producers in the area of farm bioprotection are met by providing innovative fly control products and services.

About Elanco
Elanco is a global, innovation-driven company that develops and markets products and services to improve animal health and protein production in more than 75 countries. Elanco employs more than 3,000 people worldwide, with offices in more than 40 countries, and is a division of Eli Lilly and Company, a leading global pharmaceutical corporation. Additional information about Elanco is available at www.elanco.com.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. C-LLY

This press release contains forward-looking statements about the benefits of the acquisition of Novartis Animal Health and the potential of the combined businesses. This release reflects Lilly's current beliefs, assuming that the transaction is successfully closed; however, as with any such undertaking, there are substantial risks and uncertainties in the process of implementing the transaction and in the commercialization of these products. The company cannot guarantee that the transaction will successfully close, or that the company will achieve the expected benefits of the transaction. There is no guarantee that the commercial assets acquired will continue to be commercially successful, or that any acquired pipeline assets will yield commercially successful products. For further discussion of these and other risks and uncertainties, please see Lilly's latest Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.